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                                                                   EXHIBIT 10.31




December 16, 1997


Kieran T. Gallahue
10 Abby Road
Westford, MA  01886

Dear Kieran:

Nanogen Incorporated ("Nanogen") is pleased to offer you the position of Vice President, Strategic Marketing with Nanogen Incorporated and the following terms encompass our offer. The effective date of this position will be as soon as possible, but not later than February 1, 1998. If you accept this offer, you will be an exempt employee reporting to me, Nanogen's CEO.

You will be located in our San Diego office, and as Vice President, will be responsible for directing marketing, strategic planning and related activities. You will be expected to devote your full-time efforts to these responsibilities, and you will be compensated at an annual base rate of $225,000 per annum payable in equal, semi-monthly increments.

As a Vice President, you will be a participant in Nanogen's Executive Incentive Compensation Plan. As part of this plan, you will be eligible for a bonus of $40,000 for 1998. All bonuses are based on annual milestones which would be mutually agreed upon between you and me, and subject to Board of Directors' approval

Upon your acceptance of this proposal, you will be entitled to purchase 200,000 shares of Nanogen common stock at fair market value, as determined by Nanogen's Board. The purchase will be made through the signing of Nanogen's current form of Stock Purchase Agreement. Of such shares, 175,000 will vest ratably on a monthly basis over the four-year period starting on your first day of employment, except that you will not be vested in the initial 25% of such shares until your first anniversary of employment. The remaining 25,000 of such shares ("Milestone Shares") will vest in equal annual installments over six years as predetermined annual milestones are attained. Such milestones will be mutually agreed upon, subject to Board approval. If the milestones for the year have been attained, then the Milestone Shares that vest for such year thereafter shall not be subject to repurchase by Nanogen at the original purchase price. If you resign during the first 12 month period of your employment, no Milestone Shares will vest. Thereafter, if you resign during the first half of a calendar year, no Milestone Shares will vest for such year. If you resign during the second half of a calendar year, you will vest in a pro rata portion of the Milestone Shares that otherwise would have vested during such year (based on attainment of the applicable milestones). Such




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Kieran Gallahue
December 16, 1997
Page 2



portion shall be a fraction equal to the number of completed months of work during such year divided by 12.

You will be eligible to participate in all Company-sponsored benefits upon your date of hire. At present, these include full medical, dental and vision insurance coverage for yourself, with the option to include your family with a minimal contribution. In addition, you will be eligible to participate in our life and long-term disability insurance as well as our 401(k) plans (non-employer contributing) as well as our 125 Flexible Benefits Program.

You will be eligible for relocation benefits consistent with your employment level at Nanogen as specified by Nanogen's 1997-98 Executive Relocation Guidelines, a copy of which is enclosed. In summary, relocation includes full coverage of the cost of relocating your household to San Diego, and the provision of temporary housing for up to five months.

As an additional benefit, when your family moves to San Diego, the Company will provide you with up to a $40,000 loan at the lowest interest rate allowable by law to go toward the purchase of your new home. This loan will be forgivable over four years and secured by Nanogen stock. In addition, for a period of 36 months from the time at which you purchase a new home in San Diego, the Company will provide you with a mortgage differential of up to a maximum of $1,000 per month for year one, $750 per month for year two, and $500 per month for year three. That is, the difference between your current base mortgage and your new base mortgage. It is understood that you will be responsible for all tax consequences of these benefits.

The Company also agrees to provide you with a severance package of up to six months, should your employment be terminated without cause during your first year of employment. For the purpose of this letter, the phrase "termination without cause" shall mean a termination of your employment by Nanogen for any reason other than: 1) the repeated and willful failure by you to perform your reasonably assigned duties on behalf of Nanogen; 2) the repeated gross negligence by you in carrying out your duties; 3) illegal conduct by you in carrying out your duties; 4) the repeated refusal by you to comply with the reasonable and lawful instructions of the Board; or 5) repeated and willful actions by you contrary to Nanogen's best interests.

Employment with Nanogen will not be for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause and with or without notice. Any contrary representations, agreements, or promises of any kind, whether written, oral, expressed or implied which may have been made or which may




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Kieran Gallahue
December 16, 1997
Page 3



be made to you are/will be superseded by this offer. We request that all Nanogen employees, to the extent possible, give advance notice if they intend to resign. If you accept the offer, the terms described in this letter will be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Nanogen's Chief Executive Officer.

As an obligation consistent with the offer of employment, you will be required to sign the enclosed Blood Consent Form, and the Proprietary Information and Inventions Agreement; and on your first day of employment, to provide the Company with the legally required proof of your identity and authorization to work in the United States.

Assuming this letter is acceptable to you, please sign a copy and return it to me. This offer will terminate unless accepted by December 31, 1997. We are very excited that you will be joining Nanogen. Howard, myself, our Board Members and employees look forward to announcing your appointment.


Sincerely yours,


/s/ TINA S. NOVA
---------------------------------------
Tina S. Nova, Ph.D.
President and Chief Operating Officer

Enclosures


I accept this offer under the terms and conditions set forth in this letter.

/s/ KIERNAN T. GALLAHUE                                    December 18, 1997
---------------------------------------                -------------------------
Kieran T. Gallahue                                               Date




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                              Nanogen Incorporated
                              Relocation Guidelines

                                     1997-98

New, salaried exempt employees are eligible for relocation assistance.

Moving An Employee From One Location To Another
-----------------------------------------------
The Company will reimburse certain expenses connected with the movement of employee households provided the distance test for relocation, as set forth in the Internal Revenue Code, Section 217(c), is met.

Internal Revenue Service Guidelines
-----------------------------------
Relocation expenses are tax deductible if the employee's move increases commuting distance by at least 35 miles. If the employee is not employed prior to the move, the new location must be at least 35 miles from his/her residence.

Administration of the Program
-----------------------------
Administration of the program will be the responsibility of the Director of Human Resources. Under no circumstances may any company employee allow or imply reimbursement of a relocation expense not explicitly set forth in this policy, except as provided below.

ALL OFFERS THAT INCLUDE RELOCATION ASSISTANCE REQUIRE THE PRIOR WRITTEN APPROVAL OF THE PRESIDENT.

The Company Will Pay For The Following:
---------------------------------------
The Company will pay for the shipment of normal household goods. This includes packing, crating, van transportation, unpacking, insurance coverage (replacement value) and storage charges for up to 90 days. Expenses are limited to those associated with one pick-up and delivery and one access to storage. In addition, the employee may ship one automobile whether shipped with household goods or driven.

The Company will also cover reasonable expenses of disconnecting and connecting major appliances, if on the moving bill. Expenses of alteration to the dwelling and extensions of utility lines, etc., are not reimbursable.

The Company will pay for the cost of coach air tickets on the following basis for use on home finding and final transportation:

        o Up to two round-trip tickets for use by either employee or spouse in home finding or return visits

        o One, one-way trip ticket for employee, spouse and members of the immediate family for final transportation.

The Company will also pay for any reasonable cost of transportation to and from the airport including the company mileage rate plus tolls and parking.



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Nanogen Incorporated
Relocation Guidelines
Page 2



As an alternative to public transportation the employee may use his/her personal car and be reimbursed at the company mileage rate (reimbursement rate is currently 31 cents per mile) plus tolls and parking.

Reimbursement For Final Transportation
--------------------------------------
Reimbursement for final transportation must be based on the most direct route.

In addition to the above, the Company will reimburse the employee for up to 10 days of car rental if needed in the new location for home finding and temporary establishment.

Home Finding Visit
------------------
The Company will pay reasonable lodging at a Company designated hotel and meals expenses for up to 5 days for the employee and spouse.

Final Move
----------
The Company will pay reasonable lodging and meal expenses for up to 10 days for the employee, spouse and members of the immediate family.

Executive Benefits
------------------

o Executive employees are provided with the following additional moving allowances:

o Two automobiles - may be moved whether shipped with household goods or driven. Temporary housing - the Company will arrange for temporary housing for up to five months.

o Incidental Expenses - the Company will reimburse up to $5,000 in incidental expenses associated with relocation.

o Sale of former house / purchase of new home - real estate commissions up to 6% of the sales prices and reasonable closing costs, including one point, will be reimbursed provided the sale occurs within one year of employment and the employee is actively employed by the Company during the period.

o "Gross ups" to income to offset the income tax liability which may be incurred due to the moving allowances paid by the Company. The Company will gross up the employee's salary at the lesser of the actual liability incurred or 50% of taxable moving expenses.

The Company Will Not Cover The Following:
-----------------------------------------
The Company will not cover expenses incurred in shipment of animals, boats, RV's, trailers, snow mobiles, plants, swing sets, above-ground swimming pools, construction materials and other items requiring special handling.



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Nanogen Incorporated
Relocation Guidelines
Page 3



                               Pro-rata Repayment

An employee will be responsible for repaying a pro-rata portion of all relocation expenses incurred by Nanogen on his/her behalf if the employee voluntarily terminates employment with the Company within 12 months of hire. The employee will be required to agree to this provision, in writing, at the time the offer of employment is accepted (see Attachment "A"). The Company may decide to waive this provision at its discretion.


                              Reimbursement Policy

The employee should be informed, in writing, of the relocation assistance they will receive at the time the offer letter is issued. Any questions regarding the relocation policy should be discussed with the Vice President, Finance or Director of Human Resources prior to making the offer.

After notification of the new employee's date to begin work, the Director of Human Resources shall notify the moving company to contact the employee directly regarding details of the shipment of the employee's household goods.

The employee shall submit an Expense Report with receipts for all relocation expense reimbursements to the Director of Human Resources for approval.

After approval by the Director of Human Resources and the appropriate department Vice President, forward the approved Expense Report to Payroll for payment to the employee.



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Nanogen Incorporated
Relocation Guidelines
Page 4




                                 Attachment "A"



                              NANOGEN INCORPORATED

                             AGREEMENT FOR REPAYMENT
                           OF PRO-RATA MOVING EXPENSES




I, Kieran Gallahue, agree that if I voluntarily terminate my employment within 12 months of my first day of work with Nanogen Incorporated ("Nanogen"), I will repay to Nanogen, on a pro-rata basis, the actual total costs incurred by Nanogen to move me and my family (if applicable) to San Diego. The pro-rata calculation will be based upon the number of days of employment with Nanogen divided by 365 days times the total costs described below.


        1. Movement of household goods and automobile, if shipped.

        2. Trip to locate housing.

        3. Payments made to travel to my new location for myself, spouse and family.

        4. Temporary housing in San Diego.

        5. Reimbursed incidental expenses.

        6. Real estate commissions and closing costs.






/s/ KIERNAN T. GALLAHUE                                     December 18, 1997
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               Signature                                           Date